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                            INDEPENDENT AUDITORS' CONSENT



The Board of Directors of Photomatrix, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 33-18896, 33-72122 and 33-61951) on Form S-8 of Photomatrix, Inc. of
our report dated May 29, 1997, except for Note 11, as to which the date is June 6, 1997, relating to the consolidated balance sheets of Photomatrix, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, and the related schedule, which reports appear in the March 31, 1997 Annual Report on Form 10-KSB of Photomatrix, Inc. and subsidiaries.


                                                        KPMG Peat Marwick LLP


San Diego, California
June 30, 1997